For more information contact:
Charles Bearchell Chief Financial Officer Youbet.com, Inc. 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500orubet@jcir.com

FOR IMMEDIATE RELEASE

YOUBET.COM SETS BREEDERS’ CUP RACE DAY RECORDS FOR
TOTAL HANDLE AND NEW USER SIGN-UPS

- Total Daily Handle is Second Largest in Youbet’s History -

Woodland Hills, CA, November 2, 2004 – Youbet.com, Inc. (NASDAQ: UBET), a leading online wagering site, reported today that during this past Saturday’s Breeders’ Cup event day, the Company broke its previous Breeders’ Cup event day records for the total daily handle generated and new user sign ups.

Youbet noted that its total handle of approximately $3.2 million for October 30th, inclusive of the Breeders’ Cup program and all other racing content, was the second highest in the Company’s history. New user sign ups were up 27% compared to sign ups for the 2003 Breeders’ Cup.

Youbet Chief Executive Officer, Charles F. Champion, commented, “Youbet continues to grow as the premier online offering for racing enthusiasts to enjoy an entertaining and exciting wagering experience for major events such as The Breeders’ Cup, which is the most esteemed racing event of the Fall season. As the industry leader in the growing advance deposit wagering market, we are uniquely positioned to capitalize on high-profile events. The $3.2 million in total handle generated this past Saturday was only slightly below the Company’s largest daily total handle which was achieved during this year’s Kentucky Derby. Wagering on our upgraded telephone system was up 42% for this year’s Breeders’ Cup compared to last year. Additionally, all of the race day records we set this year further demonstrate our ability to provide a unique offering that includes live odds and live wagering that bettors increasingly recognize as a full-service authentic racing experience brought directly into their homes.”

About The Breeders’ Cup
Since the inaugural running at Hollywood Park 20 years ago, the Breeders’ Cup World Thoroughbred Championships has established itself as the season-ending championship of Thoroughbred racing, as well as the single richest day in North American sports. With eight championship races and a total $14 million in purses, the Breeders’ Cup provides an international stage for elite equine racing competition, which this year included past Kentucky Derby and Belmont winners as well as several European entrants. Each year the Breeders’ Cup is held at a different racetrack in North America, with this year’s Championships hosted for the first time in the Southwest by Lone Star Park at Grand Prairie, outside Dallas, Texas.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members have the ability to watch and, in most states, the ability to wager on the widest variety of horse racing content available via Youbet.com’s website.

-more-

Youbet Sets Breeders’ Cup Race Day Records, 11/2/04 page 2

Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.youbet.com.

This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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